Exhibit 99.1

*coherent	PRESS RELEASE
Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	November 11, 2003
No. 840

Coherent, Inc. Reports Fourth Quarter and Fiscal Year End Results

Coherent, Inc. (Santa Clara, CA)(NASDAQ:COHR) today announced financial results for its fourth fiscal quarter ended September 27, 2003, with sales of $101.5 million and a net loss from continuing operations of $25.7 million ($0.86 per diluted share).

Fourth quarter results include restructuring, impairment and other charges related to facilities and equipment of $12.1 million pre-tax or $9.4 million after-tax ($0.32 per diluted share) related to the reorganization and consolidation of various operations and facilities throughout the Company and for lease termination costs.

As announced in our October 22, 2003 pre-release, results of the quarter also reflect several charges directly attributed to our Lambda segment including a $1.9 million ($0.06 per diluted share) charge for in-process research and development resulting from Coherent’s purchase of an additional 33.9% of the outstanding shares of Lambda Physik, AG thereby bringing its ownership to approximately 94.3%.  Fiscal year and fourth quarter results also included a $5.6 million after-tax and net of minority interest charge ($0.19 per diluted share) to reflect the establishment of a valuation allowance against Lambda’s deferred tax assets.

Partially offsetting these charges was a $1.2 million ($0.04 per diluted share) income tax benefit recorded related to refundable prior years’ income taxes.

Excluding the restructuring, impairment and other charges; the charges associated with the purchase of Lambda shares; the severance costs for Lambda; the deferred tax asset valuation allowance and the income tax benefit, non-GAAP net loss from continuing operations for the quarter ending September 27, 2003 was $8.7 million or $0.29 per diluted share.

Sales and net loss from continuing operations for the fourth quarter compare to sales of  $106.1 million, which included $2.0 million of royalty revenue, and income from continuing operations of  $6.2 million ($0.21 per diluted share) for the fourth quarter last fiscal year.  Excluding the royalty revenue (net of tax and minority interest) of $0.7 million ($0.02 per diluted share) and a $3.0 million ($0.10 per diluted share) tax benefit relating to a refund of prior year taxes, non-GAAP income from continuing operations was $2.6 million ($0.09 per diluted share) in the fourth fiscal quarter of 2002.

The fourth quarter results also compare to immediately preceding quarter’s results of $99.2 million in sales and a net loss from continuing operations of $2.3 million ($0.08 per diluted share).  The results of the quarter ended June 28, 2003 included a gain of $1.5 million ($0.05 per diluted share) related to the sale of 5.2 million shares of Lumenis, Ltd., a previously announced charge of $4.4 million ($0.15 per diluted share) for in-process research and development (IPR&D) related to the acquisition of Positive Light, Inc., and a $0.9 million ($0.03 per diluted share) tax benefit relating to a refund of prior year taxes.  Excluding the sale of the Lumenis shares, the IPR&D charge, and the tax benefit for the refund of prior year taxes, non-GAAP net loss from continuing operations for the third quarter of fiscal year 2003 was $0.01 per diluted share.

Orders received during the three months ended September 27, 2003 of $104.7 million represent an 11% increase over the corresponding period last fiscal year and an increase of 1% when compared with orders received in the quarter ended June 28, 2003.  Backlog of $127.7 million at September 27, 2003, compared to a backlog of $124.6 million at June 28, 2003.

For the fiscal year, sales were $406.2 million and a net loss from continuing operations of $46.5 million ($1.58 per diluted share) compared to fiscal 2002 sales of  $397.3 million and net loss from continuing operations of $70.8 million ($2.46 per diluted share).  Year-to-date non-GAAP net loss from continuing operations of $4.2 million ($0.14 per diluted share) compared to prior year non-GAAP net income from continuing operations of $9.6 million ($0.33 per diluted share), which excluded impairment charges (third quarter 2002), a tax refund benefit (fourth quarter 2002), gain on sale of real estate (second quarter 2002), royalty revenue (fourth quarter 2002), and a favorable inventory adjustment (first quarter 2002).   Orders received for fiscal year 2003 were $405.5 million, representing a 6% increase from the orders received in fiscal 2002.

Electro-Optics segment sales of $83.7 million for the three months ended September 27, 2003 were 4% higher than sales during the comparable prior year period and up slightly from the three months ended June 28, 2003.  Incoming orders of $88.9 million during the fourth quarter represent a 23% improvement over the fourth fiscal quarter of 2002 and an increase of 4% from orders received in the immediately preceding quarter.  Sales and incoming orders for the fiscal year 2003 were $324.3 million and $338.0 million, 5% and 12% higher, respectively, than during fiscal year 2002.

Lambda Physik segment sales of $17.8 million for the three months ended September 27, 2003 represented a decrease of 30% from the corresponding prior year period and an increase of 12% from the immediately preceding quarter.  Incoming orders of $15.7 million for the fourth quarter of fiscal 2003 were 29% lower than orders received during the fourth fiscal quarter of 2002, and 13% lower than orders received during the immediately preceding fiscal quarter.  Sales and incoming orders for the fiscal year 2003 were $81.9 million and $67.5 million, respectively, compared to $89.7 million and $85.7 million for fiscal 2002.

John Ambroseo, Coherent’s President and Chief Executive Officer commented, “We are disappointed with the operating results of our fourth fiscal quarter.  That said, we remain confident that the actions taken throughout the last fiscal year and ongoing operating improvements will lead to much improved operating results in fiscal 2004 and beyond.  We remain committed to our long-term objectives of profitable growth, positive cash generation from ongoing operations, and market share gains in the industries we serve.

Ambroseo continued, “Coherent has not yet met the 95% threshold for transacting the squeeze out of Lambda’s shares.  Nonetheless, in my role as CEO of Lambda Physik, I have made some major organizational changes during the past quarter including the appointment of two veteran Coherent managers at Lambda.  Significant emphasis has been placed on product roadmaps and reliability engineering.   A thorough review of operational efficiency is underway.”

The Company’s conference call scheduled for 4:30 p.m. ET today can be accessed on the Investor Relations page of www.coherent.com and will include discussions relative to the current quarter results and comments regarding forward-looking guidance on future operating performance.

Summarized statement of operations financial information is as follows (unaudited, in thousands except per share data):

	Three Months Ended			Year Ended
	Sept. 27, 2003	June 28, 2003	Sept. 28, 2002	Sept. 27, 2003	Sept. 28, 2002

Net sales (A)	$101,519	$99,174	$106,124	$406,235	$397,324
Cost of sales (B)	71,134	62,225	65,639	257,467	236,318
Gross profit	30,385	36,949	40,485	148,768	161,006
Operating expenses:
Research and development	14,124	12,694	12,496	50,751	52,613
In-process research and development (C)	1,908	4,430	—	6,338	—
Selling, general and administrative (D)	28,905	25,437	24,035	103,929	94,114
Restructuring, impairment and other charges (E)	12,052	289	227	35,163	11,015
Intangibles amortization	1,968	1,397	812	5,147	3,427
Total operating expenses	58,957	44,247	37,570	201,328	161,169
Income (loss) from operations	(28,572)	(7,298)	2,915	(52,560)	(163)
Other income (expense), net (F)	(210)	330	2,062	(4,854)	(97,419)
Income (loss) from continuing operations before income taxes and minority interest	(28,782)	(6,968)	4,977	(57,414)	(97,582)
Provision (benefit) for taxes (G)	253	(3,576)	(1,398)	(6,640)	(27,172)
Income (loss) from continuing operations before minority interest	(29,035)	(3,392)	6,375	(50,774)	(70,410)
Minority interest	3,344	1,106	(134)	4,241	(427)
Income (loss) from continuing operations	(25,691)	(2,286)	6,241	(46,533)	(70,837)
Income from discontinued operations	642	—	184	642	1,869
Net income (loss)	$(25,049)	$(2,286)	$6,425	$(45,891)	$(68,968)

Earnings per share, diluted:
Income (loss) from continuing operations	$(0.86)	$(0.08)	$0.21	$(1.58)	$(2.46)
Income from discontinued operations	0.02	—	0.01	0.02	0.06
Net income (loss)	$(0.84)	$(0.08)	$0.22	$(1.56)	$(2.40)

Shares used in computation:
Basic	29,857	29,537	29,025	29,448	28,786
Diluted	29,857	29,537	29,324	29,448	28,786

(A)      Net sales in the fourth quarter of fiscal 2002 include royalty revenue of $2,000 ($725 after-tax and net of minority interest), with no associated cost.

(B)        Cost of sales in the quarter ended March 29, 2003 included an additional inventory reserve requirement of $2,743 ($1,220 after-tax and net of minority interest ($0.04 per diluted share)) due to lower forecasted outlook in Lambda Physik’s lithography business.  Cost of sales in the quarter ended December 29, 2001 included a non-recurring favorable inventory adjustment of $1,599 ($657 after-tax and net of minority interest ($0.02 per diluted share)).

(C)        In-process research and development expense for the quarter ended September 27, 2003 includes a $1,908 ($0.06 per diluted share) charge related to our purchase of 33.9% of the outstanding shares of Lambda Physik AG.  In-process research and development expense for the quarter ended June 28, 2003 includes a $4,430 ($0.15 per diluted share) charge related to the purchase of Positive Light, Inc. in April 2003.

(D)       Includes $2,538 ($1,327 after-tax and net of minority interest ($0.04 per diluted share)) of severance costs incurred by Lambda Physik in the quarter ended September 27, 2003.

(E)         Restructuring, impairment and other charges in the quarter ended September 27, 2003 includes an additional $746 ($448 after-tax ($0.02 per diluted share)) charge primarily related to the previously communicated termination of activities in the Telecom Actives Group, $9,613 ($7,967 after-tax ($0.27 per diluted share) for the impairment of long-lived assets related to excess manufacturing capacity and $1,693 ($1,016 after-tax ($0.03 per diluted share)) of lease termination costs.  Goodwill impairment charges in the quarter ended March 29, 2003 were $2,358 ($1,769 net of minority interest ($0.06 per diluted share)).  The quarter ended December 29, 2002 includes a $13,378 ($8,288 after-tax ($0.28 per diluted share))

charge related to the termination of activities in the Telecom Actives Group, a $3,060 ($2,672 after tax ($0.09 per diluted share)) charge related to our exit from the passive telecom market and a $3,723 ($2,306 after-tax ($0.08 per diluted share)) allowance against a note receivable.

(F)         The June 28, 2003 quarter end includes a one-time gain of $1,479 ($0.05 per diluted share) related to the sale of 5.2 million shares of Lumenis, Ltd.  The March 29, 2003 quarter end includes a $4,400 ($1,953 after-tax and net of minority interest ($0.07 per diluted share)) settlement fee related to the cancellation of a customer contract received by Lambda Physik.  The quarters ended December 28, 2002 and June 29, 2002 include impairment charges on the Lumenis shares held by Coherent of $10,212 ($10,212 after-tax ($0.35 per diluted share)) and $104,237 ($79,206 after-tax ($2.74 per diluted share)), respectively. The quarter ended March 30, 2002 includes a gain on sale of real estate of $1,665 ($1,000 after-tax ($0.03 per diluted share)).

(G)        Included in the September 27, 2003 quarter end is a $5,566 after-tax and net of minority interest ($0.19 per diluted share) charge related to the establishment of a valuation allowance against Lambda Physik’s deferred tax assets and an income tax benefit of $1,203 ($0.04 per diluted share) for refund of prior years’ taxes.  The June 28, 2003 quarter end includes a tax benefit related to a refund of prior year taxes of $908 ($0.03 per diluted share).  The September 28, 2002 quarter end includes a tax benefit related to a refund of prior year taxes of $2,962 ($0.10 per diluted share).

Summarized balance sheet information is as follows (unaudited, in thousands):

	Sept. 27, 2003	Sept. 28, 2002 (A)

ASSETS

Current assets:
Cash and short-term investments	$134,671	$243,881
Restricted cash and cash equivalents (B)	15,284	—
Short-term equity investments	277	21,077
Accounts receivable, net	73,118	76,478
Inventories	100,147	89,218
Prepaid expenses and other assets	81,599	95,169
Total current assets	405,096	525,823
Property and equipment, net	146,399	172,001
Restricted cash and cash equivalents (B)	38,660	—
Other assets	125,324	106,433
Total assets	$715,479	$804,257

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$—	$14,811
Current portion of long-term obligations	14,140	14,887
Accounts payable	17,632	13,757
Other current liabilities	67,648	54,752
Total current liabilities	99,420	98,207
Long-term obligations	27,911	43,345
Other long-term liabilities	44,290	105,462
Total stockholders’ equity	543,858	557,243
Total liabilities and stockholders’ equity	$715,479	$804,257

(A)       Derived from audited financial statements for the year ended September 28, 2002

(B)       Represents cash and cash equivalents restricted under the Star Medical notes payable arrangement ($45,452), for the purchase of the remaining outstanding shares of Lambda Physik AG ($8,300) and other ($192).

Reconciliation of GAAP to Non-GAAP summarized statement of operations (unaudited, in thousands, after-tax and net of minority interest):

	Three Months Ended			Year Ended
	Sept. 27, 2003	June 28, 2003	Sept. 28, 2002	Sept. 27, 2003	Sept. 28, 2002

GAAP net income (loss)	$(25,049)	$(2,286)	$6,425	$(45,891)	$(68,968)
Gain on contract settlements (1)	—	—	—	(1,953)	—
Royalty revenue (2)	—	—	(725)	—	(725)
Restructuring, impairment and other charges (3)	9,431	—	—	24,466	6,596
Write-down of Lumenis investment	—	—	—	10,212	79,206
Gain on sale of real estate	—	—	—	—	(1,000)
Inventory adjustment (4)	—	—	—	—	(657)
Discontinued operations	(642)	—	—	(642)	(1,869)
Tax benefit for refunds related to prior years’ taxes	(1,203)	(908)	(2,962)	(2,111)	(2,962)
In-process research and development	1,908	4,430	—	6,338	—
Gain on sale of Lumenis investment	—	(1,479)	—	(1,479)	—
Lambda Physik severance costs (5)	1,327	—	—	1,327	—
Deferred tax asset valuation allowance (6)	5,566	—	—	5,566	—
Non-GAAP net income (loss)	$(8,662)	$(243)	$2,738	$(4,167)	$9,621

Non-GAAP net income (loss) per share	$(0.29)	$(0.01)	$0.09	$(0.14)	$0.33

(1)                   Net of minority interest of $(1,015)

(2)                   Net of minority interest of $(475)

(3)                   Net of minority interest of $589

(4)                   Net of minority interest of $(382)

(5)                   Net of minority interest of $349

(6)                   Net of minority interest of $2,238

The statements in this press release that relate to future plans, events or performance, including statements such as our confidence that the actions taken throughout the last fiscal year and ongoing operating improvement will lead to much improved operating results in fiscal 2004 and beyond and our ability to achieve our long-term objectives of profitable growth, positive cash generation from ongoing operations, and market share gains in the industries we serve are forward-looking statements.  Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated to currency adjustments, contract cancellations, manufacturing risks, competitive factors, and uncertainties pertaining to customer orders, demand for products and services, any effects from future outbreaks of severe acute respiratory syndrome or SARS, and development of markets for the Company’s products and services and other risks identified in the Company’s SEC filings.  Actual results, events and performance may differ materially.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Company may provide non-GAAP financial measures (as defined by the SEC in Regulation G) in our earnings conference call and in any other company presentations during the quarter.  Non-GAAP financial measures are intended to supplement the user’s overall understanding of the Company’s current financial performance and its future prospects. Any non-GAAP financial measures are not intended to replace the Company’s GAAP results.  The Company’s intention is to include the most directly comparable GAAP financial measures and a reconciliation of the differences between each non-GAAP financial measure used and the most directly comparable GAAP financial measure.

Readers are encouraged to refer to the risk disclosures described in the Company’s reports on Forms 10-K, 10-Q and 8K, as applicable.

Founded in 1966, Coherent, Inc. is a Standard & Poor’s SmallCap 600 company and a world leader in providing photonics based solutions to the commercial and scientific research markets. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the Company’s Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. • P. O. Box 54980, Santa Clara, California  95056–0980 • Telephone (408) 764-4000